EXHIBIT 99.1

                                News Release
DARLING INGREDIENTS INC. ANNOUNCES
NEW APPOINTMENT TO BOARD OF DIRECTORS
Company Names Enderson Guimaraes as Director

May 25, 2021 – IRVING, Texas – Darling Ingredients Inc. (NYSE: DAR) today announced the appointment of Enderson Guimaraes to its Board of Directors and as a member of its Audit Committee. Mr. Guimaraes joins the Board as an independent director, and his appointment is effective immediately. The appointment of Mr. Guimaraes will expand the total number of directors to ten.

Mr. Guimaraes previously held various positions within the beverage, semi-durables and education industries. His most recent roles were President and COO of Laureate Education Inc, President of PepsiCo Global Operations, CEO PepsiCo Europe and Sub-Sahara Africa, and CEO of Electrolux EMEA. He was member of the Executive Committees of Electrolux, PepsiCo and Laureate. Mr. Guimaraes is currently an independent board member of AutoZone, Inc. and Refresco Group B.V.

"We are excited to add Enderson Guimaraes to our Board. He brings an incredible resume and a robust skill set. His global experience base will help support our world growth strategy.” said Randall C. Stuewe, Chairman and CEO of Darling Ingredients.

About Darling
Darling Ingredients Inc. (NYSE: DAR) is a world leading producer of organic ingredients, generating a wide array of sustainable protein and fat products while being one of the largest producers of renewable clean energy. With operations on five continents, Darling collects waste streams from the agri-food industry, repurposing into specialty ingredients, such as hydrolyzed collagen, edible and feed-grade fats, animal proteins and meals, plasma, pet food ingredients, fuel feedstocks, and green bioenergy. Darling Ingredients named one of the 50 Sustainability and Climate Leaders in 2021, to learn more Darling Ingredients: The greenest Company on the planet - 50 Sustainability & Climate Leaders (50climateleaders.com). The Company sells its ingredients around the globe and works to strengthen our promise for a better tomorrow, creating product applications for health, nutrients and bioenergy while optimizing our services to the food chain. Darling is a 50% joint venture partner in Diamond Green Diesel (DGD), North America's largest renewable diesel manufacturer, currently producing approximately 290 million gallons of renewable diesel annually which products reduce Greenhouse Gas (GHG) emissions by up to 85% compared to fossil fuels. For additional information, visit the Company's website at http://www.darlingii.com.

For more information contact:
Jim Stark
Vice President, Investor Relations
Darling Ingredients Inc.
972-281-4823
James.stark@darlingii.com